Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2020 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) today reported first quarter 2020 results.  Headlines include(1):

•	Completed reattribution of Live Nation stake and other assets and liabilities between Formula One Group and Liberty SiriusXM Group tracking stocks on April 22nd
o	Intend to launch $750 million subscription rights offering on May 18th to Liberty SiriusXM shareholders to pay off intergroup loan owed to Formula One Group
•	Attributed to Liberty SiriusXM Group
o	SiriusXM reported first quarter 2020 financial results
▪	SiriusXM responds to COVID-19 crisis; company withdrew 2020 guidance on 4/28
▪	Self-pay net subscriber additions of 69,000 reported for first quarter
▪	First quarter revenue of $2.0 billion; a pro forma increase of 5%
▪	First quarter net income of $293 million; diluted EPS of $0.07
▪	Adjusted EBITDA(2) reached $639 million in the first quarter, up 13%
o	Liberty Media’s ownership of SiriusXM stood at 72.2% as of April 24th
o	From February 1st through April 30th, Liberty SiriusXM Group repurchased 863 thousand LSXMA/K shares for total cash consideration of $41 million
o	Corporate level liquidity as of March 31st pro forma for reattribution
▪	$1.0 billion cash, cash equivalents and undrawn margin loan capacity (excluding liquidity at SiriusXM)
•	Attributed to Formula One Group
o	Expect F1 racing to begin in July with targeted 15 to 18 races this season
o	Liquidity as of March 31st pro forma for reattribution

▪	$2.5 billion cash, cash equivalents and revolver capacity (including $1.0 billion liquidity at F1)
•	Attributed to Braves Group
o	MLB evaluating multiple options for 2020 season commencement
o	Liquidity as of March 31st
▪	$348 million cash, restricted cash, cash equivalents and revolver capacity (including $268 million liquidity at Braves)

“We are operating in unprecedented times, impacting the Liberty portfolio across the globe. Our companies in the live event space have been working with players, teams, bands, fans and government authorities to operate during social distancing and safely provide unique and engaging experiences. We thank our employees and partners for their dedication, flexibility and leadership,” said Greg Maffei, Liberty Media President & CEO. “We were pleased to complete the reattribution between Formula One Group and Liberty SiriusXM Group in April. Liberty SiriusXM now includes Live Nation, a complementary business and an established leader in the entertainment space.  SiriusXM posted solid first quarter results and the business is proving resilient.  Formula One Group has a strengthened balance sheet which will enable us to enhance the F1 business and be opportunistic.”

Note on COVID-19

Liberty Media is monitoring and continues to assess the effects of the COVID-19 pandemic on its operations, wholly-owned businesses and various investments. The global spread of COVID-19 has prompted most local, state and federal government agencies, both domestically and internationally, to impose travel restrictions and local quarantines or stay at home restrictions to contain the spread. As a result, the business operations of Formula 1, the Atlanta Braves and Live Nation have been largely, if not completely, suspended. Although it is expected that these restrictions will eventually be loosened or fully lifted, the timing is uncertain and could change given the evolving circumstances.  Liberty Media and our portfolio companies will continue to comply with the recommendations of various government agencies and focus on the safety of our employees, partners and customers.

Liberty Media, SiriusXM, Formula 1 and Braves Holdings are in compliance with all debt covenants as of March 31, 2020. Given the uncertain impacts of COVID-19, Formula 1 and Braves Holdings are monitoring their ability to comply with debt covenants in future periods and are in discussions with their respective lenders.

Corporate Updates

On April 22, 2020, Liberty Media completed the reattribution of certain assets and liabilities between the Liberty SiriusXM Group and the Formula One Group. Detailed information can be found in the press release and slide presentation issued April 23, 2020. In summary, $1.5 billion of net asset value was reattributed from Formula One Group to Liberty SiriusXM Group, primarily including (i) Liberty’s interest in Live Nation, as well as associated Live Nation debt instruments and (ii) the 1.375% cash convertible note due 2023 (including a call spread), as well as intergroup interests in Formula One Group and Braves Group to offset the corresponding equity exposures underlying the notes. Similarly, $1.5 billion of net asset value was reattributed from Liberty SiriusXM Group to Formula One Group, comprised of (i) a Live Nation call spread and (ii) net cash payment of $1.4 billion, of which $750 million was funded with an intergroup loan. Liberty intends to launch a subscription rights offering for shares of LSXMK to pay off the intergroup loan, which is expected to commence May 18, 2020 and expire June 2, 2020, subject to extension. The rights will be offered to all holders of record of Liberty SiriusXM Group tracking stock as of May 13, 2020.  The rights offering will be made pursuant to a registration statement and prospectus related to the rights offering to be filed by Liberty Media with the Securities and Exchange Commission.

The reattribution is not reflected in Liberty Media’s first quarter financial results but will be reflected in the second quarter results on a prospective basis.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2020 to the same period in 2019.

LIBERTY SIRIUSXM GROUP – The following table provides the financial results attributed to Liberty SiriusXM Group for the first quarter of 2020.  In the first quarter, approximately $9 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Liberty SiriusXM Group.

	1Q19	1Q20	% Change
	amounts in millions
Liberty SiriusXM Group
Revenue
SiriusXM	$1,744	$1,952	12%
Total Liberty SiriusXM Group	$1,744	$1,952	12%
Operating Income (Loss)
SiriusXM	316	451	43%
Corporate and other	(9)	(9)	—%
Total Liberty SiriusXM Group	$307	$442	44%
Adjusted OIBDA
SiriusXM	590	639	8%
Corporate and other	(2)	(7)	(250)%
Total Liberty SiriusXM Group	$588	$632	7%

The financial results above include the results of Pandora beginning February 1, 2019, the date SiriusXM completed the acquisition of Pandora.  Pro forma results for SiriusXM including Pandora for all periods presented,  including adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value of gain or loss on the Pandora investment and associated tax impacts, can be found in Liberty Media’s Form 10-Q for the quarter ended March 31, 2020.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.  SiriusXM reported its stand-alone first quarter results on April 28, 2020.    For additional detail on SiriusXM’s financial results for the first quarter, please see SiriusXM’s earnings release posted to its Investor Relations website. For presentation purposes on page one of this release, we include the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.

The businesses and assets attributed to Liberty SiriusXM Group as of April 22, 2020 consist primarily of Liberty Media’s interests in SiriusXM, which includes its subsidiary Pandora, and Live Nation.

FORMULA ONE GROUP – The following table provides the financial results attributed to the Formula One Group for the first quarter of 2020.  In the first quarter, the Formula One Group incurred approximately $12 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

“We are thankful to the FIA, teams, promoters, our employees and other key partners for their support and efforts during this challenging time,” said Chase Carey, F1 Chairman and CEO.  “We are moving forward with our 2020 plans, while working to strengthen the long term future of Formula 1 through new technical, sporting and financial regulations that will further improve the competition and action on the track and make it a healthier business for all involved.”

	1Q19	1Q20
	amounts in millions
Formula One Group
Revenue
Formula 1	$246	$39
Total Formula One Group	$246	$39
Operating Income (Loss)
Formula 1	$(47)	$(137)
Corporate and other	(11)	(15)
Total Formula One Group	$(58)	$(152)
Adjusted OIBDA
Formula 1	$65	$(32)
Corporate and other	(6)	(10)
Total Formula One Group	$59	$(42)

The following table provides the operating results of Formula 1 (“F1”).

F1 Operating Results

	1Q19	1Q20	% Change
	amounts in millions
Primary Formula 1 revenue	$198	$13	(93)%
Other Formula 1 revenue	48	26	(46)%
Total Formula 1 revenue	$246	$39	(84)%
Operating expenses (excluding stock-based compensation included below):
Team payments	(96)	—	100%
Other cost of Formula 1 revenue	(52)	(43)	17%
Cost of Formula 1 revenue	$(148)	$(43)	71%
Selling, general and administrative expenses	(33)	(28)	15%
Adjusted OIBDA	$65	$(32)	(149)%
Stock-based compensation	(4)	(4)	—%
Depreciation and Amortization	(108)	(101)	6%
Operating income	$(47)	$(137)	(191)%

Number of races in period	2	0

Primary F1 revenue is comprised of (i) race promotion fees, (ii) broadcasting fees and (iii) advertising and sponsorship fees. Due to the outbreak of COVID-19, there were no F1 races held in the first quarter of 2020. F1 currently expects racing to commence in July and continue through December with a target calendar of 15 to 18 races. It is currently unknown at what point fans will be permitted to attend.

Since there were no events held during the first quarter of 2020,  primary F1 revenue consisted only of the elements of sponsorship contracts associated with non-race related rights that were recognized during the period, and no race promotion fees nor broadcasting fees were recognized. Similarly, other F1 revenue decreased due to zero revenue recognized from the Paddock Club and other event-based activities and television production activities. We currently expect no races to take place in the second quarter of 2020.

Operating loss increased and Adjusted OIBDA(2) decreased in the first quarter.  There was no team payment expense recorded since such payments are recognized on a pro-rata basis across races on the calendar. Other cost of F1 revenue is largely variable in nature and relates directly to revenue opportunities. These costs decreased primarily due to no races taking place and the deferral of non-critical expenses. Certain costs were incurred during the first quarter in anticipation of the start of the 2020 race season, including freight, travel and technical costs relating to the Australian Grand Prix, which was cancelled on the eve of the event. Selling, general and administrative decreased due to lower expenditures for discretionary items such as marketing and lower personnel costs, partially offset by the effects of foreign exchange related losses.  F1 implemented certain cost cutting measures, including salary reductions and UK government-supported furloughs affecting approximately 50% of its employee base, effective April 3, 2020, which did not impact first quarter results but will impact the second quarter.

F1’s total net debt to covenant OIBDA ratio, as defined in F1’s credit facilities for covenant calculations, was 6.0x as of March 31, 2020, as compared to a maximum allowable leverage ratio of 8.25x.

The Liberty SiriusXM Group holds an approximate 2.2% intergroup interest (5.3 million notional shares) in the Formula One Group as of April 30, 2020. These shares are not included in the outstanding share count of Formula One Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying this intergroup interest,  the Formula One Group outstanding share count as of April 30, 2020 would have been 237 million.

The businesses and assets attributed to the Formula One Group as of April 22, 2020 consist of Liberty Media’s subsidiary F1 and other minority investments, including AT&T, and an inter-group interest in the Braves Group.

BRAVES GROUP - The following table provides the financial results attributed to the Braves Group for the first quarter of 2020.  In the first quarter, approximately $1 million of corporate level selling, general and administrative expense (including stock-based compensation expense) was allocated to the Braves Group.

	1Q19	1Q20
	amounts in millions
Braves Group
Revenue
Corporate and other	$22	$22
Operating Income
Corporate and other	$(49)	$(44)
Adjusted OIBDA
Corporate and other	$(33)	$(26)

The following table provides the operating results of Braves Holdings, LLC (“Braves”).

	1Q19	1Q20	% Change
	amounts in millions
Baseball revenue	$14	$12	(14)%
Development revenue	8	10	25%
Total revenue	22	22	—%
Operating expenses (excluding stock-based compensation included below):
Other operating expenses	(31)	(29)	6%
Selling, general and administrative expenses	(22)	(18)	18%
Adjusted OIBDA	$(31)	$(25)	19%
Stock-based compensation	(3)	(3)	—%
Depreciation and Amortization	(13)	(15)	(15)%
Operating income	$(47)	$(43)	9%

Number of home games in period	—	—

Baseball revenue is comprised of (i) ballpark operations (ticket sales, concessions, corporate sales, retail, suites, premium seat fees and postseason), (ii) local broadcast rights and (iii) national broadcast rights, licensing and other shared MLB revenue streams. Development revenue is derived from the Battery Atlanta mixed-use facilities and primarily includes rental income. Due to the outbreak of COVID-19, MLB postponed the start of the 2020 season and shortened spring-training. It is currently unknown when the season will begin and, at such point, if fans will be allowed to attend.

Baseball revenue decreased in the first quarter of 2020 primarily driven by the postponement of the 2020 season and subsequent delay in recognizing local and national broadcasting revenue. The increase in development revenue was primarily driven by an increase in variable income at the retail portion of the Battery.

Operating loss decreased and Adjusted OIBDA increased in the first quarter driven by lower expenses. With the postponement of the 2020 season, operating expense decreased primarily due to the delay in recognition of player salaries, and selling, general and administrative expense decreased as a result of the delay in certain marketing initiatives.

The Formula One Group holds an approximate 11.3% intergroup interest (6.8 million notional shares) and the Liberty SiriusXM Group holds an approximate 3.8% intergroup interest (2.3 million notional shares) in the Braves Group as of April 30, 2020.  These shares are not included in the outstanding share count of the Braves Group in Liberty Media’s most recent Form 10-Q. Assuming the issuance of the shares underlying these intergroup interests, the Braves Group outstanding share count as of April 30, 2020 would have been 60 million.

The businesses and assets attributed to the Braves Group consist primarily of Liberty Media’s subsidiary the Braves, which indirectly owns the Atlanta Braves Major League Baseball Club, six minor league baseball clubs and certain assets and liabilities associated with the Braves’ ballpark and mixed-use development project.

Share Repurchases

From February 1, 2020 through April 30, 2020, Liberty SiriusXM Group repurchased approximately 345 thousand Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $43.65 for total cash consideration of $15 million and repurchased approximately 518 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $49.24 for total cash consideration of $26 million. The Liberty SiriusXM Group suspended its stock repurchase activity in March and will reevaluate the resumption of repurchases after the completion of the aforementioned rights offering, currently estimated to commence May 18, 2020 and expire June 2, 2020, subject to extension.

From February 1, 2020 through April 30, 2020, Formula One Group purchased approximately 345 thousand Series C Liberty SiriusXM shares (Nasdaq: LSXMK) at an average cost per share of $43.65 for total cash consideration of $15 million and purchased approximately 518 thousand Series A Liberty SiriusXM shares (Nasdaq: LSXMA) at an average cost per share of $49.24 for total cash consideration of $26 million. The Formula One Group ceased its purchases of Liberty SiriusXM Group shares in March and does not plan to purchase any additional Liberty SiriusXM Group shares.

The total remaining repurchase authorization for Liberty Media as of May 1, 2020 is approximately $1.2 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these  headlines and other matters on Liberty Media's earnings conference call which will begin at 10:00 a.m. (E.D.T.) on May 7, 2020.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of Adjusted OIBDA (as defined by Liberty Media) and adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2020 and does not reflect the impact of the reattribution completed on April 22, 2020.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2019	3/31/2020
Liberty SiriusXM Group
iHeart(1)	$118	$51
Total Liberty SiriusXM Group	$118	$51
Formula One Group
Live Nation Investment(2)	$4,978	3,166
Other Public Holdings(3)	242	180
Total Formula One Group	$5,220	$3,346
Braves Group	N/A	N/A
Total Liberty Media	$5,338	$3,397

(1)	Includes fair value of iHeart shares and warrants which are included in other long-term assets.
(2)

Represents the fair value of the equity investment attributed to Formula One Group.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its condensed consolidated balance sheet at $746 million and $637 million as of December 31, 2019 and March 31, 2020,  respectively.

(3)	Represents the carrying value of other public holdings which are accounted for at fair value. Excludes Braves Group and Liberty SiriusXM Group intergroup interests.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information and does not reflect the impact of the reattribution completed on April 22, 2020.

(amounts in millions)	12/31/2019	3/31/2020
Cash, Cash Equivalents and Restricted Cash Attributable to:
Liberty SiriusXM Group(1)(2)	$507	$398
Formula One Group(3)	587	1,094
Braves Group(2)	212	343
Total Consolidated Cash, Cash Equivalents and Restricted Cash (GAAP)	$1,306	$1,835

Debt:
SiriusXM senior notes(4)	$7,750	$7,750
Pandora convertible senior notes	194	194
2.125% exchangeable senior debentures due 2048(5)	400	400
2.75% exchangeable senior debentures due 2049(5)	604	604
Margin loans	350	350
Other subsidiary debt(6)	—	—
Total Attributed Liberty SiriusXM Group Debt	$9,298	$9,298
Unamortized discount, fair market value adjustment and deferred loan costs	(53)	(227)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$9,245	$9,071

1.375% cash convertible notes due 2023(5)	1,000	1,000
1% cash convertible notes due 2023(5)	450	450
2.25% exchangeable senior debentures due 2046(5)	208	207
2.25% exchangeable senior debentures due 2048(5)	385	385
Live Nation margin loan	130	—
Formula 1 term loan and revolving credit facility	2,902	3,377
Other corporate level debt	32	31
Total Attributed Formula One Group Debt	$5,107	$5,450
Fair market value adjustment and deferred loan costs	570	(72)
Total Attributed Formula One Group Debt (GAAP)	$5,677	$5,378
Formula 1 leverage(7)	5.1x	6.0x

Atlanta Braves debt	559	698
Total Attributed Braves Group Debt	$559	$698
Deferred loan costs	(5)	(4)
Total Attributed Braves Group Debt (GAAP)	$554	$694

Total Liberty Media Corporation Debt (GAAP)	$15,476	$15,143

(1)	Includes $120 million and $52 million of cash, liquid investments and restricted cash held at SiriusXM as of December 31, 2019 and March 31, 2020, respectively.
(2)	Includes restricted cash held in reserves pursuant to the terms of various financial obligations.
(3)	Includes $402 million and $1,011 million of cash and liquid investments held at Formula 1 as of December 31, 2019 and March 31, 2020, respectively.
(4)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(5)	Face amount of the cash convertible notes and exchangeable debentures with no fair market value adjustment.
(6)	Includes SiriusXM revolving credit facility, undrawn as of December 31, 2019 and March 31, 2020.
(7)	Net debt to covenant OIBDA ratio of F1 operating business as defined in F1’s credit facilities for covenant calculations.

Total cash, liquid investments and restricted cash attributed to Liberty SiriusXM Group decreased $109 million in the first quarter as cash from operations at SiriusXM was more than offset by return of capital at both Liberty SiriusXM Group and SiriusXM, investments in debt and equity securities and capital expenditures.  Included in the cash, liquid investments and restricted cash balance attributed to Liberty SiriusXM Group at March 31, 2020 is $52 million held at SiriusXM.  Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have unfettered access to SiriusXM’s cash balances.  Liberty SiriusXM Group received $42 million of dividends from SiriusXM during the quarter.  Total debt attributed to Liberty SiriusXM Group was flat during the quarter.

Total cash and liquid investments attributed to the Formula One Group increased  $507 million during the quarter primarily due to cash from operations at F1, return of investment in an equity method affiliate and net borrowings during the quarter.

Total debt at Formula One Group increased $343 million in the quarter due to a  $475 million draw down under F1’s revolving credit facility, partially offset by the full repayment of the Live Nation margin loan on March 19, 2020.  On March 27, 2020, Liberty amended the Live Nation margin loan and reduced the borrowing capacity to $270 million. There are 53.7 million shares of Live Nation common stock pledged as collateral to the loan as of March 31, 2020. On May 7, 2020, F1 will fully repay the $475 million balance drawn on its revolving credit facility using cash on hand,  restoring the available capacity of $500 million.

Total cash, liquid investments and restricted cash attributed to the Braves Group increased $131 million during the quarter as cash from operations at the Braves and additional borrowing more than offset capital expenditures related to the mixed-use development.  Total debt attributed to the Braves Group increased $139 million during the quarter primarily due to draw downs on the team’s revolving credit facilities.  The second phase of the Battery Atlanta mixed-use development is currently on-time and on-budget. It is expected to cost approximately $200 million, of which the Braves and affiliated entities have already funded approximately $55 million in equity and $30 million in debt, with approximately $115 million incremental debt funding remaining.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.D.T.) on May 7, 2020.  The call can be accessed by dialing (800)  458-4121 or (720)  543-0206, passcode 8907538 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, Formula 1’s race calendar; MLB’s 2020 season; the impact of COVID-19; the expected benefits from the reattribution; the rights offering; plans regarding stock repurchases and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, continued access to capital on terms acceptable to Liberty Media, and changes in law, including consumer protection laws, and their enforcement; the impact of COVID-19, including on general market conditions and the ability of Formula 1, the Braves and Live Nation to hold live events and fan attendance at such events; Liberty Media’s ability to realize the expected benefits from the reattribution; and Liberty Media’s ability to complete the rights offering.  These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Not a Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$386	321	1,094	—	1,801
Trade and other receivables, net	604	30	66	—	700
Other current assets	239	26	223	—	488
Total current assets	1,229	377	1,383	—	2,989
Intergroup interests	—	—	235	(235)	—
Investments in affiliates, accounted for using the equity method	670	101	671	—	1,442

Property and equipment, at cost	2,689	945	169	—	3,803
Accumulated depreciation	(1,359)	(141)	(58)	—	(1,558)
	1,330	804	111	—	2,245

Intangible assets not subject to amortization
Goodwill	15,803	180	3,956	—	19,939
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,665	323	3,956	—	29,944
Intangible assets subject to amortization, net	1,555	33	4,202	—	5,790
Other assets	659	77	804	(32)	1,508
Total assets	$31,108	1,715	11,362	(267)	43,918

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$(19)	(13)	32	—	—
Accounts payable and accrued liabilities	1,107	51	150	—	1,308
Current portion of debt	1	114	475	—	590
Deferred revenue	1,923	108	554	—	2,585
Other current liabilities	75	5	21	—	101
Total current liabilities	3,087	265	1,232	—	4,584
Long-term debt	9,070	580	4,903	—	14,553
Deferred income tax liabilities	1,947	49	—	(32)	1,964
Redeemable intergroup interests	62	173	—	(235)	—
Other liabilities	665	221	229	—	1,115
Total liabilities	14,831	1,288	6,364	(267)	22,216
Equity / Attributed net assets	10,745	427	4,995	—	16,167
Noncontrolling interests in equity of subsidiaries	5,532	—	3	—	5,535
Total liabilities and equity	$31,108	1,715	11,362	(267)	43,918

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,952	—	—	1,952
Formula 1 revenue	—	—	39	39
Other revenue	—	22	—	22
Total revenue	1,952	22	39	2,013
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	570	—	—	570
Programming and content(1)	118	—	—	118
Customer service and billing(1)	118	—	—	118
Other(1)	44	—	—	44
Cost of Formula 1 revenue	—	—	43	43
Subscriber acquisition costs	99	—	—	99
Other operating expenses(1)	71	29	—	100
Selling, general and administrative(1)	342	22	44	408
Depreciation and amortization	148	15	104	267
	1,510	66	191	1,767
Operating income (loss)	442	(44)	(152)	246
Other income (expense):
Interest expense	(111)	(7)	(46)	(164)
Share of earnings (losses) of affiliates, net	(2)	4	(64)	(62)
Realized and unrealized gains (losses) on financial instruments, net	(5)	(9)	15	1
Unrealized gains (losses) on intergroup interests	31	95	(126)	—
Other, net	13	(1)	5	17
	(74)	82	(216)	(208)
Earnings (loss) from continuing operations before income taxes	368	38	(368)	38
Income tax (expense) benefit	(76)	15	25	(36)
Net earnings (loss)	292	53	(343)	2
Less net earnings (loss) attributable to the noncontrolling interests	78	—	—	78
Net earnings (loss) attributable to Liberty stockholders	$214	53	(343)	(76)

(1) Includes stock-based compensation expense as follows:
Programming and content	8	—	—	8
Customer service and billing	2	—	—	2
Other	1	—	—	1
Other operating expenses	11	—	—	11
Selling, general and administrative	36	3	6	45
Stock compensation expense	$58	3	6	67

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Sirius XM Holdings revenue	$1,744	—	—	1,744
Formula 1 revenue	—	—	246	246
Other revenue	—	22	—	22
Total revenue	1,744	22	246	2,012
Operating costs and expenses, including stock-based compensation:
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	492	—	—	492
Programming and content(1)	106	—	—	106
Customer service and billing(1)	113	—	—	113
Other(1)	37	—	—	37
Cost of Formula 1 revenue	—	—	148	148
Subscriber acquisition costs	108	—	—	108
Other operating expenses(1)	54	31	—	85
Selling, general and administrative(1)	326	27	46	399
Acquisition and other related costs	76	—	—	76
Depreciation and amortization	125	13	110	248
	1,437	71	304	1,812
Operating income (loss)	307	(49)	(58)	200
Other income (expense):
Interest expense	(102)	(7)	(50)	(159)
Share of earnings (losses) of affiliates, net	(4)	2	(18)	(20)
Realized and unrealized gains (losses) on financial instruments, net	1	(2)	(97)	(98)
Unrealized gains (losses) on intergroup interests	—	(26)	26	—
Other, net	3	—	5	8
	(102)	(33)	(134)	(269)
Earnings (loss) from continuing operations before income taxes	205	(82)	(192)	(69)
Income tax (expense) benefit	(113)	11	44	(58)
Net earnings (loss)	92	(71)	(148)	(127)
Less net earnings (loss) attributable to the noncontrolling interests	31	—	—	31
Net earnings (loss) attributable to Liberty stockholders	$61	(71)	(148)	(158)

(1) Includes stock-based compensation expense as follows:
Programming and content	7	—	—	7
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	9	—	—	9
Selling, general and administrative	37	3	7	47
Stock compensation expense	$55	3	7	65

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2020 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$292	53	(343)	2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	148	15	104	267
Stock-based compensation	58	3	6	67
Share of (earnings) loss of affiliates, net	2	(4)	64	62
Unrealized (gains) losses on intergroup interests, net	(31)	(95)	126	—
Realized and unrealized (gains) losses on financial instruments, net	5	9	(15)	(1)
Deferred income tax expense (benefit)	67	(13)	(15)	39
Intergroup tax allocation	1	(2)	1	—
Other charges (credits), net	4	3	3	10
Changes in operating assets and liabilities
Current and other assets	72	19	(125)	(34)
Payables and other liabilities	(214)	29	330	145
Net cash provided (used) by operating activities	404	17	136	557
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(81)	—	(1)	(82)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	10	10
Capital expended for property and equipment, including internal-use software and website development	(62)	(24)	(2)	(88)
Other investing activities, net	(1)	—	(2)	(3)
Net cash provided (used) by investing activities	(144)	(24)	110	(58)
Cash flows from financing activities:
Borrowings of debt	204	174	475	853
Repayments of debt	(206)	(35)	(131)	(372)
Liberty SiriusXM stock repurchases	(69)	—	(69)	(138)
Subsidiary shares repurchased by subsidiary	(243)	—	—	(243)
Cash dividends paid by subsidiary	(17)	—	—	(17)
Taxes paid in lieu of shares issued for stock-based compensation	(36)	—	(2)	(38)
Other financing activities, net	(2)	(1)	(4)	(7)
Net cash provided (used) by financing activities	(369)	138	269	38
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	(109)	131	507	529
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$398	343	1,094	1,835

Cash and cash equivalents	$386	321	1,094	1,801
Restricted cash included in other current assets	—	9	—	9
Restricted cash included in other assets	12	13	—	25
Total cash and cash equivalents and restricted cash at end of period	$398	343	1,094	1,835

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2019 (unaudited)

	Attributed
	Liberty		Formula
	SiriusXM	Braves	One	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$92	(71)	(148)	(127)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	125	13	110	248
Stock-based compensation	76	3	7	86
Share of (earnings) loss of affiliates, net	4	(2)	18	20
Unrealized (gains) losses on intergroup interests, net	—	26	(26)	—
Realized and unrealized (gains) losses on financial instruments, net	(1)	2	97	98
Deferred income tax expense (benefit)	109	2	(57)	54
Intergroup tax allocation	1	(14)	13	—
Other charges (credits), net	3	1	1	5
Changes in operating assets and liabilities
Current and other assets	(8)	23	(34)	(19)
Payables and other liabilities	(19)	60	243	284
Net cash provided (used) by operating activities	382	43	224	649
Cash flows from investing activities:
Investments in equity affiliates and debt and equity securities	(4)	(5)	(2)	(11)
Cash proceeds from the sale of investments	72	—	—	72
Cash paid for acquisitions, net of cash acquired	313	—	—	313
Capital expended for property and equipment, including internal-use software and website development	(90)	(15)	(8)	(113)
Other investing activities, net	(3)	(4)	—	(7)
Net cash provided (used) by investing activities	288	(24)	(10)	254
Cash flows from financing activities:
Borrowings of debt	913	—	—	913
Repayments of debt	(725)	(14)	(2)	(741)
Liberty SiriusXM stock repurchases	(222)	—	—	(222)
Subsidiary shares repurchased by subsidiary	(576)	—	—	(576)
Cash dividends paid by subsidiary	(19)	—	—	(19)
Taxes paid in lieu of shares issued for stock-based compensation	(36)	—	(4)	(40)
Other financing activities, net	2	(5)	3	—
Net cash provided (used) by financing activities	(663)	(19)	(3)	(685)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	1	1
Net increase (decrease) in cash, cash equivalents and restricted cash	7	—	212	219
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$109	190	372	671

Cash and cash equivalents	$98	163	372	633
Restricted cash included in other current assets	—	14	—	14
Restricted cash included in other assets	11	13	—	24
Total cash and cash equivalents and restricted cash at end of period	$109	190	372	671

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Braves Group and the Formula One Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring, acquisition and other related costs and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2019 and March 31, 2020, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q19	1Q20
Liberty SiriusXM Group
Revenue	$1,744	$1,952

Operating Income	$307	$442
Depreciation and amortization	125	148
Legal settlements and reserves	25	(16)
Acquisition and other related costs	76	—
Stock compensation expense	55	58
Adjusted OIBDA	$588	$632

Formula One Group
Revenue	$246	$39

Operating Income	$(58)	$(152)
Depreciation and amortization	110	104
Stock compensation expense	7	6
Adjusted OIBDA	$59	$(42)

Braves Group
Revenue	$22	$22

Operating Income	$(49)	$(44)
Depreciation and amortization	13	15
Stock compensation expense	3	3
Adjusted OIBDA	$(33)	$(26)

Liberty Media Corporation (Consolidated)
Revenue	$2,012	$2,013

Operating Income	$200	$246
Depreciation and amortization	248	267
Legal settlements and reserves	25	(16)
Acquisition and other related costs	76	—
Stock compensation expense	65	67
Adjusted OIBDA	$614	$564

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA of SiriusXM, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as net income before interest expense, income tax expense and depreciation and amortization.  SiriusXM adjusts EBITDA to exclude the impact of other expense (income) as well as certain other charges discussed below.  Adjusted EBITDA is a Non-GAAP financial measure that excludes or adjusts for (if applicable): (i) certain adjustments as a result of the purchase price accounting for the XM Merger and the Pandora Acquisition, (ii) predecessor net income adjusted for certain expenses, including depreciation and amortization, other income (loss), and share-based payment expense for January 2019, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of operating performance, which provides useful information about its business apart from the costs associated with its capital structure and purchase price accounting.  SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing past operating performance with current performance and comparing operating performance to the performance of other communications, entertainment and media companies.  SiriusXM believes investors use adjusted EBITDA to estimate its current enterprise value and to make investment decisions.  As a result of large capital investments in SiriusXM’s satellite radio system, its results of operations reflect significant charges for depreciation expense.  SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of its business.  SiriusXM also believes the exclusion of the legal settlements and reserves, acquisition related costs, and loss on extinguishment of debt, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of SiriusXM’s normal operations for the period.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the XM Merger and the Pandora Acquisition.  SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure. Investors that wish to compare and evaluate operating results after giving effect for these costs, should refer to net income as disclosed in SiriusXM’s unaudited consolidated statements of comprehensive income.  Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.  The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2019	2020
($ in millions)
Net income:	$162	$293
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	25	(16)
Acquisition and other related costs(1)	76	—
Share-based payment expense	49	55
Depreciation and amortization	107	132
Interest expense	90	99
Loss on extinguishment of debt	1	—
Other expense (income)	(1)	(4)
Income tax expense	81	80
Purchase price accounting adjustments:
Revenues	2	2
Operating expenses	(1)	(2)
Pro forma adjustments(2)	(24)	—
Adjusted EBITDA	$567	$639

(1)	Acquisition and other related costs include $21 million of share-based compensation expense.
(2)

Pro forma adjustment for three months ended March 31, 2019 includes Pandora's net income for the three months ended
March 31, 2019 of $(44) million plus depreciation and amortization of $6 million, share-based payment expense of $11 million, acquisition and other related costs of $1 million, and interest expense of $2 million, offset by other expense (income) of $1 million, plus purchase price accounting impacts of $1 million.